FIRST AMENDMENT TO CONVERTIBLE DEBENTURE

This First Amendment to the Convertible Debenture (the “First Amendment”) is entered into as of May 11, 2017 by and among Tauriga Sciences, Inc., a Florida corporation (the “Company”) and Group 10 Holdings LLC (“Holder”) or its registered assigns or successor in interest. The Company and Holder each referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, for value received, the Company issued to Holder that certain Convertible Debenture with an issuance date of July 14, 2015 in the principal amount of $96,000 (the “Original Note”); and

WHERES, the Parties desire to amend the Original Note as set forth in this First Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Holder and the Company agree as follows:

1. Incorporation of Recitals; Defined Terms. The recitals set forth above are hereby incorporated by reference into this First Amendment. Capitalized terms used, and not otherwise defined herein, shall have the meanings given to such terms in the Original Note.

2. Amendments to Original Note. The Parties hereby amend the Original Note as set forth below.

(a) Conversion Price. As of the date hereof, Section 3.2 of the Original Note is deleted and replaced in its entirety with the following:

“3.2 Calculation of Conversion Price. Subject to Section 3.2.1 and 4.6 hereof, the conversion price (the “Conversion Price”) shall mean the lesser of (a) fifty percent (50%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of fifty percent (50%)) or (b) two-tenths of a penny ($0.002).”

(b) Conversion Price Adjustment. As of the date hereof, Sections 3.2.1(i) and (ii) of the Original Note are deleted and replaced in their entirety with the following:

“i. If the market capitalization of the Borrower is less than One Million Dollars ($1,000,000) on the day immediately prior to the date of the Notice of Conversion, then the Conversion Price shall be twenty-five percent (25%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of seventy-five percent (75%)); and

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ii. If the closing price of the Borrower’s Common Stock on the day immediately prior to the date of the Notice of Conversion is less than one-tenths of a penny ($0.001) then the Conversion Price shall be twenty-five percent (25%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of seventy-five percent (75%)).”

(c) Most Favored Nations Status. As of date of the issuance of the Original Note, Section 4.7 the Original Note is deleted in its entirety.

(d) Holder Adjustments. As of date of the issuance of the Original Note, Section 4.8 of the Original Note is deleted and replaced in its entirety with the following:

“4.8 Holder’s Adjustments. Upon the occurrence of either of the following events, Holder may provide the transfer agent with written instructions to increase the Share Reserve in accordance therewith: (a) closing price of Borrower’s Common Stock is less than $0.001 for three (3) consecutive Trading Days; or (b) Borrower’s issued and outstanding shares of Common Stock is greater than eight-five percent (85%) of their authorized shares. Then the Share Reserve shall increase to the number of shares of Common Stock equal to the five (5) times the value of the outstanding principal amount plus accrued interest thereon as of such date divided by the Conversion Price on such date.”

(e) Permitted Indebtedness. As of date of the issuance of the Original Note, Section 5.1 of the Original Note is deleted its entirety.

(f) Permitted Liens. As of date of the issuance of the Original Note, Section 5.2 of the Original Note is deleted its entirety.

3. Miscellaneous. Article VIII (Sections 8.1 through 8.12) is, mutatis mutandis, incorporated herein by reference. The Original Note and this First Amendment contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede all prior representations, agreements and understandings relating to the subject matter hereof. In the event of an inconsistency between the terms of the Original Note and this First Amendment with respect to the matters the subject matter hereof, this First Amendment will govern.

[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, the parties hereto have caused this First Amendment to Convertible Debenture to be executed and as of the date reference above.

Company:

Tauriga Sciences, Inc.

By:
Name:	Seth M. Shaw
Title:	Chief Executive Officer

Holder:

GROUP 10 Holdings, llc
By:
Name:	Adam Wasserman
Title:	Managing Member

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